Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 12, 2009 (except for Note C as to which the date is May 12, 2009), with respect to the consolidated financial statements, and schedule, and internal control over financial reporting (except for the material weakness discussed in paragraph three of the Report of Management on Internal control over Financial Reporting as to which the date is May 12, 2009), included in the Annual Report of TomoTherapy Incorporated on Form 10-K/A for the year ended December 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of TomoTherapy Incorporated on Forms S-8 (File No. 333-144318, effective July 3, 2007 and File No. 333-142829, effective May 10, 2007).
/s/ GRANT THORNTON LLP
Madison, Wisconsin
May 12, 2009